FOR IMMEDIATE RELEASE	Contact:	Rachel Bitner
	Phone:	717-733-4181

ENB Financial Corp Reports First Quarter 2023 Results

(April 17, 2023) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the first quarter of 2023 of $2,441,000, a $750,000, or 23.5% decrease, from the $3,191,000 earned during the first quarter of 2022. Basic and diluted earnings per share for the first quarter of 2023 were $0.43 compared to $0.57 for the same period in 2022.

The Corporation’s earnings were negatively impacted by several factors through the first quarter 2023 including higher interest expense, higher provision for credit losses, lower operating income, and higher operating expenses as detailed in the paragraphs that follow. These negative trends were partially offset by higher interest and dividend income.

The Corporation’s net interest income (NII) increased by $3,083,000, or 28.8%, for the three months ended March 31, 2023, compared to the same period in 2022. The increase in NII primarily resulted from an increase in interest income on loans of $4,882,000, or 55.4%, and an increase in interest income on securities of $1,373,000, or 55.9%, for the three months ended March 31, 2023, compared to the same period in 2022. Conversely, interest expense on deposits and borrowings increased by $3,330,000, or 487.6%, for the three months ended March 31, 2023, compared to the same period in the prior year due to the rapid market rate increases causing pressure on deposit retention and rates.

The Corporation recorded a provision for credit losses of $1,257,000 in the first quarter of 2023, compared to a provision of $100,000 for the first quarter of 2022. The Corporation adopted ASU 2016-13 Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments as of January 1, 2023. This standard implements a methodology that reflects credit losses that are expected to occur over the remaining life of the financial asset. This new current expected credit loss model (CECL) is based on possible economic scenarios as well as qualitative factors specific to the Corporation. During the first quarter of 2023, there was a significant change in the forward credit outlook due to a high interest rate environment and due to the Corporation downgrading a $5 million loan relationship to substandard requiring a higher provision related to this relationship. Due to the more subjective nature of the CECL standard, provision expense in subsequent quarters is expected to be much more volatile than historical experience. The allowance as a percentage of total loans was 1.28% as of March 31, 2023, 1.19% as of December 31, 2022, and 1.37% as of March 31, 2022. While the allowance as a percentage of total loans declined from the first quarter in the prior year, it did increase from December 31, 2022.

Other income decreased by $1,022,000, or 27.8%, for the first quarter of 2023 compared to the first quarter in the prior year. This was primarily due to a decrease in gains on the sale of mortgages of $613,000, or 83.4%. The rapid market rate increases have affected the margin the Corporation is able to obtain on the sale of mortgages and mortgage origination has been occurring in the Corporation’s held-for-investment portfolio as opposed to the instruments sold on the secondary market. The Corporation also sold investment securities to fund higher yielding loan growth and incurred an unrealized loss on the Corporation’s bank stock portfolio for a total impact of $606,000 during the first quarter of 2023, which represents a $737,000, or 526.6%, decrease from the comparable period in the prior year.

ENB FINANCIAL CORP

Total operating expenses increased by $1,756,000, or 16.6%, for the three months ended March 31, 2023, compared to the same period in 2022. Salary and benefit expenses, which make up the largest portion of operating expenses, increased by $943,000, or 14.5%, compared to the first quarter of 2022, due to the competitive labor market and the cost to hire and retain qualified talent. Other operating expenses outside of salaries and benefits increased due to increases related to technology investments and initiatives as well as increased occupancy and equipment costs.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the first quarter of 2023 decreased to 0.53% and 9.76%, respectively, from 0.76% and 9.82% for the first quarter of 2022.

As of March 31, 2023, the Corporation had total assets of $1.89 billion, up 10.8%; total loans of $1.26 billion, up 32.2%; total deposits of $1.65 billion, up 8.7%; and total stockholders’ equity of $106.0 million, down 8.7%, from balances at March 31, 2022. The Corporation’s earnings, net of dividends paid, positively impacted the level of stockholders’ equity, while a devaluation of the investment portfolio, resulting in a higher level of unrealized losses, had a negative impact. The changes in investment gains and losses impact capital on an ongoing basis and were adversely impacted by the dramatic increase in market interest rates during 2022 and have continued into 2023, although there was improvement in these unrealized losses from the fourth quarter of 2022 to the first quarter of 2023.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from thirteen full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)
(in thousands, except per share and percentage data)

	March 31,		%
Balance Sheet	2023	2022	Change

Securities	$503,697	$598,487	-15.8%
Total loans	1,256,599	950,571	32.2%
Allowance for credit losses	16,054	12,979	23.7%
Total assets	1,888,851	1,705,148	10.8%
Deposits	1,649,608	1,517,957	8.7%
Total borrowings	123,075	63,906	92.6%
Stockholders' equity	105,999	116,039	-8.7%

	Three Months Ended
Income Statement	March 31,
	2023	2022

Net interest income	$13,804	$10,721
Provision for credit losses	1,257	100
Noninterest income	2,654	3,676
Noninterest expense	12,364	10,608
Income before taxes	2,837	3,689
Provision for income taxes	396	498
Net Income	2,441	3,191

Per Share Data
Earnings per share	0.43	0.57
Dividends per share	0.17	0.17

Earnings Ratios
Returning on average assets (ROA)	0.53%	0.76%
Return on average stockholders equity (ROE)	9.76%	9.82%
Net Interest margin	3.08%	2.73%
Efficency ratio	71.63%	72.82%

(end)